                                                                     Exhibit 8.1

     [AN OPINION SUBSTANTIALLY IN THE FORM BELOW WILL BE DELIVERED
      AT CLOSING OF THE TRANSACTION DESCRIBED HEREIN, ASSUMING NO
      MATERIAL CHANGE IN THE FACTS OR LAW UPON WHICH SUCH OPINION IS
      BASED]



               [DUANE, MORRIS & HECKSCHER LLP LETTERHEAD]


                         [DATE]



Board of Directors
Ballston Bancorp, Inc.
1667 K Street, N.W., Suite 700
Washington, D.C. 20006

             Re: Proposed Merger of Ballston Bancorp, Inc. with and into Adams Acquisition Corporation, a subsidiary of Abigail Adams National Bancorp, Inc.

Ladies and Gentlemen:

             You have requested our opinion concerning certain federal income tax matters in connection with the contemplated merger (the "Holding Company Merger") of Ballston Bancorp, Inc., a Delaware corporation ("Ballston"), with and into Adams Acquisition Corporation, a Delaware corporation ("Subsidiary") formed by and as a wholly-owned subsidiary of Abigail Adams National Bancorp, Inc., a Delaware corporation ("AANB"). The proposed Holding Company Merger will be effected pursuant to the Agreement and Plan of Reorganization, dated as of June 23, 1997 as amended (the "Agreement"), by and among AANB, Ballston, and The Bank of Northern Virginia ("The Bank of Northern Virginia"). The Bank of Northern Virginia is a Virginia corporation and wholly-owned subsidiary of Ballston.

             Except as otherwise defined herein, all terms defined in the Agreement shall have the same meaning when used in this opinion.


     The essential elements of the transaction are as follows:

             (i)    Ballston will merge with and into Subsidiary.
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Board of Directors
[Date], 1997
Page 2

             (ii) Each outstanding share of the Ballston Common Stock will be converted into the right to receive a pro rata portion of the Exchange Price and will be entitled to elect to receive a pro rata portion of the Exchange Price in (a) AANB Common Stock with cash being paid in lieu of fractional share interests, (b) cash, or (c) a combination of AANB Common Stock and cash, provided that in no event shall more than 50% in the aggregate of the Exchange Price be paid in AANB Common Stock nor more than 50% in cash.

             (iii) The shares of Ballston Common Stock of Ballston shareholders electing and who are allocated AANB Common Stock automatically will become and be converted into shares of AANB Common Stock. The shares of Ballston Common Stock of Ballston shareholders electing cash and who are allocated cash will be entitled to receive the cash so allocated in exchange for such shares. Holders of Ballston Common Stock who make no election as between cash and AANB Common Stock will receive that portion of cash and AANB Common Stock as determined by Ballston in implementing allocation procedures set forth in the Agreement so that no more than 50% of the aggregate Exchange Price is paid in AANB Common stock nor more than 50% of the aggregate Exchange Price is paid in cash. Cash will be paid in lieu of fractional shares.

             (iv) Immediately prior to the Holding Company Merger, The Adams National Bank ("Adams Bank") will become a subsidiary of Subsidiary and following the Holding Company Merger, AANB will cause the merger of The Bank of Northern Virginia with and into Adams Bank (the "Bank Merger") with Adams Bank being the surviving entity.


                                    *******

             In rendering our opinion, we have examined and relied upon but have not independently verified the accuracy and completeness of the facts, information, covenants and representations contained in the Agreement, Amendment No. 1 to the Form S-4 Registration Statement filed by AANB with the Securities and Exchange Commission on October __, 1997 (the "Registration Statement"), and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon certain representation letters furnished to us by AANB and Ballston. A copy of these letters is attached. Where such statements and representations are made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented. We have also assumed that the Holding Company Merger and the Bank Merger will be
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Board of Directors
[Date], 1997
Page 3

consummated in accordance with the Agreement and Registration Statement. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions.

             In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, and interpretive rulings as we have considered relevant. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.


                                    *******


             Based solely upon the foregoing, we are of the opinion that under current law for federal income tax purposes:

             (i)    The Holding Company Merger will qualify as a
             "reorganization" under Section 368(a) of the Code. Ballston, AANB and Subsidiary will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

             (ii) No gain or loss will be recognized by a Ballston shareholder upon the exchange of Ballston Common Stock solely for AANB Common Stock.

             (iii) Any gain realized by a Ballston shareholder who receives AANB Common Stock and cash (excluding any cash received in lieu of a fractional share of AANB Common Stock) in exchange for Ballston Common Stock pursuant to the Holding Company Merger will be recognized in an amount not in excess of the amount of the cash received (excluding any cash received in lieu of a fractional share of AANB Common Stock), that gain will be capital gain unless the receipt of the cash has the effect of the distribution of a dividend, and any loss on the exchange will not be recognized.

             (iv) The basis of the AANB Common Stock received by a Ballston shareholder pursuant to the Holding Company Merger (including any fractional share of AANB Common Stock to which that shareholder may be entitled) will be the same as the basis of the Ballston Common Stock
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Board of Directors
[Date], 1997
Page 4

             exchanged therefor, decreased by the amount of cash received, if any (excluding any cash received in lieu of a fractional share of AANB Common Stock), and increased by the amount of gain, if any, recognized on the exchange.

             (v) The holding period of the AANB Common Stock received by a Ballston shareholder pursuant to the Holding Company Merger (including any fractional share of AANB Common Stock to which that shareholder may be entitled) will include the holding period of the Ballston Common Stock exchanged therefor, provided the Ballston Common Stock is held as a capital asset by the shareholder at the Effective Time of the Holding Company Merger.

             (vi) A Ballston shareholder who receives cash in lieu of a fractional share of AANB Common Stock will recognize gain or loss equal to the difference between the cash received and the shareholder's basis in that fractional share, and that gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the shareholder.

             (vii) Cash received by a Ballston shareholder who has elected pursuant to a Cash Election to receive only cash and has received only cash will be treated as a distribution in redemption of the Ballston Common Stock held by that shareholder, subject to the provisions and limitations of Section 302 of the Code.

             (viii) Cash received by a Ballston shareholder who has perfected Dissenters' Rights as to his or her Ballston Common Stock will be treated as a distribution in redemption of such shares, subject to the provisions and limitations of Section 302 of the Code.



                                    *******


             Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Holding Company Merger or of any transactions related thereto.
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Board of Directors
[Date], 1997
Page 5


This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Proxy Statement/Prospectus that forms a part of the Registration Statement.

                                     Very truly yours,